As filed with the Securities and Exchange Commission on April 29, 2005

Registration No. 333-[                    ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S.I. HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3771733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, NY 10510

(914) 749-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernest J. Newborn, II, Esquire

Senior Vice President, General Counsel and Secretary

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, NY 10510

(914) 749-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian M. Katz, Esquire

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, Pennsylvania 19103-2799

(215) 981-4000

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement and from time to time as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $.01 per share	2,409,034	$11.12	$26,788,458.08	$3,153

(1)	Includes an indeterminate number of shares that may be issued in connection with an adjustment in the amount of shares of common stock as a result of any stock split, stock dividend or similar transactions.

(2)	Determined in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on April 28, 2005.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus dated April 29, 2005

Subject to Completion

U.S.I. HOLDINGS CORPORATION

2,409,034 Shares of Common Stock

The individuals identified in this prospectus, whom we refer to as the “selling stockholders,” may use this prospectus to offer and sell up to 2,409,034 shares of our common stock from time to time. We are registering these shares of common stock for offer and sale as required by the terms of the registration rights provisions of certain agreements between the selling stockholders and us. Our registration of the offered shares of common stock does not mean that the selling stockholders will offer or sell any of the shares of common stock. We will receive no proceeds of any sales of the offered shares of common stock by the selling stockholders, but we will incur expenses in connection with the offering.

The selling stockholders may sell the offered shares of common stock in public or private transactions, at prevailing market prices or at privately negotiated prices. The selling stockholders may sell the offered shares of common stock directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

Our shares of common stock are listed on the Nasdaq National Market under the trading symbol “USIH.” On April 28, 2005, the last sale price of our common stock as reported by the Nasdaq National Market was $10.95 per share.

Our mailing address is U.S.I. Holdings Corporation, 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, New York 10510. Our telephone number is (914) 749-8500.

Investing in the offered shares of common stock involves risks. You should carefully read the “ risk factors” beginning on page 3 of this prospectus before buying shares of our common stock.

You should read this prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                             ], 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, filed with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the contents of any document are not necessarily complete. If SEC rules require that a document be filed as an exhibit to the registration statement, please see such document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

This prospectus provides you with a general description of the offered shares of common stock. Each time any selling stockholder sells any of the offered shares of common stock to you, the selling stockholder will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of the offering. The prospectus supplement also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” below.

As used in this prospectus and the Registration Statement on Form S-3 of which this prospectus is a part, unless the context otherwise requires, references to “USI” “the Company,” “we,” “us,” “our” or similar expressions refer collectively to U.S.I. Holdings Corporation and its consolidated subsidiaries unless the context otherwise indicates.

INFORMATION ABOUT US AND THE SELLING SHAREHOLDERS

General

We are a distributor of insurance and financial products and services to small and mid-sized businesses. Founded as a Delaware corporation in 1994, we have grown organically and through acquisitions to become the ninth largest insurance broker in the United States and a provider of employee health and welfare products and related consulting and administration services. We have two operating segments, Insurance Brokerage and Specialized Benefits Services and an administrative segment, Corporate. The products and services we distribute and offer through our segments can be categorized as:

Insurance Brokerage Segment

•	general and specialty property and casualty insurance, which we refer to as P&C insurance;

•	individual and group health, life and disability insurance, which we refer to as Employee Benefits insurance;

•	core benefits (retirement services); and

•	association endorsed marketing of individual insurance products.

Specialized Benefits Services Segment

•	sales of workplace benefits insurance products and services; and

•	enrollment and communication services related to employee benefits.

Corporate Segment

•	corporate management, acquisition processes, sales management, human resources, legal, capital planning, financial and reporting support.

Our principal executive offices are located at 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, NY 10510 and our telephone number is (914) 749-8500. We have an internet web address at http://www.usi.biz. Information included or referred to on our website is not a part of this prospectus.

You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Selling Stockholders

On January 12, 2005, USI entered into an agreement and plan of merger relating to the acquisition of Summit Global Partners, Inc. (“Summit”). On February 3, 2005, the acquisition of Summit was completed. The consideration paid to certain stockholders of Summit and certain option holders and warrant holders of Summit included, in addition to cash, 2,368,143 shares of common stock of USI. On April 9, 2004, USI entered into an agreement and plan of merger relating to the acquisition of Dodge Warren & Peters Insurance Services, Inc. (“DWP”). On April 13, 2004, the acquisition of DWP was completed. The consideration paid to certain stockholders of DWP included, in addition to cash, 956,073 shares of common stock of USI.

These shares were issued in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of such statute. In the Summit transaction, we agreed to file a registration statement with the SEC covering the resale of these shares of common stock upon the consummation of the transaction. As a consequence of such obligation, we became obligated to include in such registration the shares of common stock held by the former DWP shareholders referenced above. Accordingly, we are registering, and this prospectus relates to, the offer and sale by the selling stockholders of the shares of common stock that were received by them in the transactions described above. The registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling stockholders. We have agreed to pay certain expenses of this registration. See “Use of Proceeds.”

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in our common stock. If any of the following risks develop into actual events, our business, financial condition or results could be negatively affected, the market price of your investment could decline and you may lose all or part of your investment.

Risks Related to Our Business

We may be unsuccessful in growing our cash earnings per share by 15% or more per annum and our failure to do so may negatively impact the price of our common stock.

Our financial objectives state our intention to grow our cash earnings per share (defined as income from continuing operations adjusted for expenses related to integration and margin improvement efforts and other charges, plus amortization of intangible assets on a diluted per share basis) by 15% or more per annum. As a means to accomplish this goal, we focus on generating organic growth in revenues, creating efficiencies in our operations and making disciplined and accretive acquisitions. These strategies and activities may not result in achieving our desired cash earnings per share growth. Due in part to our acquisition strategy, we may have difficulty in maintaining a balanced mix of P&C and Health & Welfare revenues, thereby adversely impacting our desired organic growth. In addition, we may have difficulty in acquiring only those businesses that are accretive to our cash earnings per share. Due in part to the decentralized nature of our operations and the variety of types of businesses we seek to acquire, we may have difficulty in integrating operations, systems and management of our acquired businesses, which could negatively impact the growth in our cash earnings per share. If we fail to achieve our cash earnings per share growth objective, our financial results may be negatively affected. If this were to occur, the price of our common stock could be negatively affected.

We may be unsuccessful in growing revenues organically, and our failure to do so may negatively affect our financial results.

Our business plan contemplates that we will grow organically (defined as total revenue growth less the impact of acquisitions) over the long-term through all insurance industry cycles and economic market cycles. As part of our strategy to grow organically, we seek to maintain a balance of revenues in P&C insurance versus Health & Welfare, increase sales production through our sales management program, and cross-sell multiple lines of business to existing clients. These strategies and activities may not result in achieving our desired organic growth. Due in part to our acquisition strategy, we may have difficulty in acquiring a balance of revenue thereby adversely impacting our revenue diversity. Due in part to the decentralized nature of our operations, we may have difficulty in focusing our sales managers and sales professionals on our sales management program and cross-selling strategy. In addition, we may have difficulty in integrating acquired operations, newly hired sales managers and sales professionals into our sales management program and cross-selling strategy. If we fail to succeed in our organic revenue growth strategy, our financial results may be negatively affected.

We may be unsuccessful in expanding our margins and, if this were to occur, the market price of our common stock could decrease, perhaps significantly.

Our business plan includes expanding our margins to achieve a balanced performance and efficiency level. As part of our strategy to expand our margins, we seek to streamline and centralize information technology, accounting and administrative services, consolidate the back-office operations of our insurance brokerage businesses on a regional basis, benchmark all key expense categories, identify best practices, and implement plans to bring all operations to target margin levels. These strategies and activities may not have the desired results in achieving our goal of increasing our margins. Due in part to our acquisition strategy, we may have difficulty in acquiring businesses that have margins in excess of our current margins thereby adversely impacting our margins. Due in part to the decentralized nature of our operation, we may have difficulty in focusing our local managers on our margin expansion strategy program. In addition, we may have difficulty in integrating acquired operations into our margin expansion strategy. If we fail to meet expectations, the market price of our common stock could be negatively affected.

Our continued growth is partly based on our ability to acquire and integrate operations successfully, and our failure to do so may negatively affect our financial results and internal control over financial reporting.

Our business plan includes making acquisitions of traditional insurance businesses which augment our organic growth. Competition to acquire traditional insurance brokerage businesses is intense. As part of our business strategy, we will seek to acquire such businesses and may experience heightened price competition from our peers. We also seek to acquire businesses in the core benefits, benefits enrollment and communication, and executive and professional benefits areas.

Due in part to the decentralized nature of our operations, as well as the variety of types of businesses we seek to acquire, we may have difficulty integrating the operations, systems and management of our acquired companies and may lose key employees of acquired companies. Also, we may be required to obtain additional financing to pursue our acquisition strategy; however, our ability to do so is limited by the terms of our existing credit facility, which contains covenants that, among other things, may limit our ability to make certain acquisitions as well as impose restrictions on our ability to incur additional debt. We may also be similarly limited by our future debt instruments.

Although we conduct due diligence in respect of the business and operations of each of the businesses we acquire, we may not have identified all material facts concerning these businesses. Unanticipated events or liabilities relating to these businesses could have a material adverse effect on our financial condition. Furthermore, once we have integrated an acquired business, it may not achieve levels of revenue, profitability, or productivity comparable to our existing locations, or otherwise perform as expected. Our failure to integrate one or more acquired businesses so that they achieve our performance goals may have a material adverse effect on our results of operations and financial condition.

In addition, due in part to the decentralized nature of our operations, once we have acquired a business, we may not be able to effectively audit the controls, especially transaction review and monitoring activities, of such businesses. Therefore, our failure to integrate one or more acquired businesses may negatively affect our internal control over financial reporting.

We could fail to implement changes in our system of internal controls and, consequently, may not be able to report our financial reports accurately. As a result, our current and potential shareholders could lose confidence in our financial reporting, which could harm our business and the price of our common stock.

We are devoting significant management and financial resources to document, test, monitor and enhance our internal control over financial reporting in order to meet the requirements of the Sarbanes-Oxley Act of 2002. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. For example, our management concluded that, when considered in the aggregate, there was a material weakness in internal control over financial reporting in 2004, which resulted in a number of unrecorded adjustments to the financial statements for the year ended December 31, 2004, including those resulting from a complex reclassification of prior years’ income taxes related to our decision to discontinue three operations in December 2004. In particular, our management identified deficiencies generally related to segregation of duties around receipts and disbursements in our smaller reporting units, timely review and approval of account analyses, reconciliations and journal entries, adequate review of and support for revenue accruals in our core benefits unit, and a lack of operating effectiveness of detection and monitoring controls over the year-end close process. Further, because of changes in conditions, the effectiveness of internal control may vary over time. We cannot be certain that our internal control systems will be adequate or effective in preventing fraud or human error in the future or that we can correct any of the deficiencies identified above. In addition, we may identify other weaknesses in our internal control in the future which we may not be able to correct. Any failure in the effectiveness of our internal control over financial reporting could have a material effect on our financial reporting or cause us to fail to meet reporting obligations, which could negatively impair our ability to execute our business strategy or upon disclosure, could negatively impact the market price of our common stock.

Recent litigation and state regulatory activities concerning, industry practices and procedures could negatively impact our business, financial condition and/or results of operations.

The insurance industry has recently come under a significant level of scrutiny by various regulatory bodies, including state Attorneys General and the departments of insurance for various states, with respect to contingent compensation arrangements. On October 14, 2004, the New York Attorney General’s Office (the “New York AG”) filed a civil complaint against Marsh Inc. and Marsh & McLennan Companies, Inc. (collectively, “Marsh”) alleging, among other things, that Marsh and certain insurance companies participated in anti-competitive practices in connection with the process of placing and underwriting certain classes of business insurance. In 2005, Marsh and the next two largest brokers, AON Corporation and Willis Group Holdings, reached agreements with the New York AG pursuant to which each of them has instituted new business practices, including forgoing contingent compensation from insurers, and promised to set up a fund to compensate its customers with regard to contingent compensation received by the broker with regard to its insurance placements.

On October 21, 2004, we were named in a class action suit filed in New York on behalf of a client of Marsh against the 10 largest U.S. insurance brokers and the four largest commercial insurers relating to the pricing and placement of insurance. Since that time, two additional class actions based on similar allegations have named us as a defendant. These actions have been transferred to United States District Court for the District of New Jersey for coordinated or consolidated pretrial proceedings. We have also been named as a defendant in another similar class action lawsuit filed in the state court in Florida and removed to the Federal Court. A request has been made that it also be transferred to the United States District Court for the District of New Jersey for coordinated or consolidated pretrial proceedings.

We have received subpoenas from the Office of the Attorney General of the State of Connecticut, the New York AG and the Florida Attorney General’s Office requesting documents and seeking information as part of their industry-wide investigations relating to pricing and placement of insurance. We have also received an Investigative Demand from the Department of Justice of the State of North Carolina seeking similar information. We have responded cooperatively with all subpoenas and demands.

In addition to the state Attorney General investigations, a number of state departments of insurance, working cooperatively as members of the National Association of Insurance Commissioners (the “NAIC”), have begun inquiries into compensation practices of brokers, agents and insurers as they affect consumers in their respective states. We have received and responded to inquiries from insurance regulators in several states. Since these investigations and inquiries are on-going, we cannot predict whether such investigations of the Attorneys General or any other regulatory authority related to such anti-competitive practices in the insurance industry or to producer compensation arrangements, including, contingent commissions, between insurers and brokers generally will have a negative impact on the industry or our business, financial condition and/or results of operations.

The NAIC has proposed regulations which increase the disclosure obligations of insurance brokers and agents with regard to compensation they receive from insurance companies. Plaintiffs in the pending lawsuits base their claims, in part, on the notion that the mere existence of such agreements may result in broker fiduciary duty breaches because insurance policies may be placed based on the potential proceeds from such arrangements rather than on the coverage needs of clients. While we are not able to predict whether these recent developments will ultimately impact our revenues attributable to contingent commissions, any decrease in these commissions would have a negative impact on our financial results and limit our ability to incur and service debt and comply with financial covenants in our existing credit facility. In addition, any continued costs and other exposures associated with such regulatory investigations may have a negative impact on our business, financial condition and/or results of operations.

Contingent commissions are more profitable, but less predictable, than our other revenues, which makes it difficult to forecast revenues; and decreases in these commissions may negatively impact our financial results.

Many insurance companies pay us contingent commissions for achieving specified premium volume goals set by them and/or the loss experience of the insurance we place with them. We generally receive these commissions in the first and second quarters of each year. However, we have no control over the ability of insurance companies to estimate loss reserves, which affects the amount of contingent commissions that we will receive. Placement service revenue includes payments or allowances by insurance companies based upon such factors as the overall volume of business placed by the broker with that insurer, the aggregate commissions paid by the insurer for that business during specific periods, or the profitability or loss to the insurer of the risks placed. This revenue reflects compensation for services provided by brokers to the insurance market. These services include new product development, the development and provision of technology, administration, and the delivery of information on developments among broad client segments and the insurance markets. In addition, because no significant incremental operating costs are incurred when contingent commissions are realized, a significant decrease in these commissions can cause a disproportionate decrease in net income.

Any decrease in the contingent commissions we receive would reduce our revenues and, to a greater degree, decrease our income from continuing operations before income tax benefit, on a percentage basis. A significant decrease in contingent commissions would consequently have a negative impact on our financial results and limit our ability to incur and service debt and comply with financial covenants in our existing credit facility.

The cyclical nature of P&C premium rates may make our financial results volatile and unpredictable. Commissions from the brokering of insurance products represent a majority of our revenues.

Commissions are typically determined as a percentage of premium rates. We have no control over the insurance premium rates on which these commissions are calculated. For example, from 1987 through 1999, the P&C insurance industry experienced a period of flat to declining premium rates, which negatively affected commissions earned by insurance brokers. Starting in 2002, years of underwriting losses for P&C insurance companies combined with the downturn in the equity markets caused insurers to increase premium rates. Additionally, the insurance industry was affected by the events of September 11, 2001, which resulted in the largest insurance loss in America’s history and accelerated increases in premium rates for particular lines of P&C insurance. The rate of increases began to subside in 2003 and by the end of 2003 some lines of business were experiencing rate declines on renewal policies. These declines continued at an accelerating rate throughout 2004 and continued to decline in 2005. The severity and timing of these cycles cannot be accurately predicted. Accordingly, the cyclical nature of premium rates may make our financial results volatile and unpredictable.

We act as brokers for state insurance funds such as those in California which could choose to reduce brokerage commissions and/or contingent commissions we receive, which could negatively affect our financial results.

In response to perceived excessive cost or inadequacy of available insurance, states have from time to time created state insurance funds and assigned risk pools, which compete directly, on a subsidized basis, with private insurance providers. We act as agents and brokers for state insurance funds such as those in California and other states in which we operate. These state funds could choose to reduce the brokerage commissions and/or contingent commissions we receive. If these reductions in commissions occurred in a state in which we have substantial operations, such as California, they could substantially affect the profitability of our operations in that state or cause us to change our marketing focus. In addition, any decrease in these commissions would reduce our revenues and, to a greater degree, decrease our income from continuing operations before income tax benefit, on a percentage basis. A significant decrease in these commissions would consequently have a negative impact on our financial results and limit our ability to incur and service debt and comply with financial covenants in our existing credit facility.

Government regulation and resulting market dynamics relating to the group and individual health plans we sell could negatively affect our financial results.

As an employee benefits broker, we provide our clients access to group and individual health insurance products and services as well as advice on benefit plan design. Reform of the health care system is a topic of discussion at both the state and federal levels in the United States. Proposed bills and regulations vary widely and range from reform of the existing employer-based system of insurance to a single-payer, public program. Several groups are urging consideration by the Congress of a national health care plan. While we cannot predict if any of these initiatives will ultimately become effective or, if enacted, what their terms will be, their enactment could have a material effect on the profitability or marketability of the health insurance products and services we sell or on our business, financial condition and results of operations.

We are dependent on key sales and management professionals who could end their employment with us, which could negatively affect our financial results and impair our ability to implement our business strategy.

Our success substantially depends on our ability to attract and retain senior management and the individual sales professionals and teams that service our clients and maintain client relationships. If key sales professionals and senior managers were to end their employment with us, it could disrupt our client relationships and have a corresponding negative effect on our financial results, marketing and other objectives and impair our ability to implement our strategy. Our senior managers and substantially all of our sales professionals are subject to employment agreements containing confidentiality and non-solicitation provisions. We have no reason to believe any of these senior managers and key sales professionals will leave us in the foreseeable future. However, if any of them were to leave and litigate to be released from these agreements, some courts may not enforce these agreements.

The loss of the services of David L. Eslick, our chairman, president and chief executive officer, could adversely affect our ability to carry out our business plan.

Although we operate with a decentralized management system, the services of David L. Eslick, our chairman, president and chief executive officer, are key to the development and implementation of our business plan, including our growth strategy. The loss of Mr. Eslick’s services could, therefore, adversely affect our financial condition and future operating results.

Further expenses related to margin improvement efforts and acquisition integration charges could adversely affect our financial results and negatively impact the price of our common stock.

In an effort to reduce ongoing operating expenses, our management approved a margin improvement plan in the fourth quarter 2004. As a result of this action, we recorded expenses of $12.4 million in the fourth quarter 2004, which expenses related to employee severance and related benefits, facilities closures, the modification of sales professionals’ agreements and service contract termination fees. Further margin improvement efforts may result in similar or greater expenses, which could negatively affect our financial results. If this were to occur, the price of our common stock could be negatively affected.

In addition, as part of our acquisition of Summit Global Partners, Inc., we restructured the agreements of certain sales professionals and executives. As a result of these efforts, we recorded expenses of $8.1 million in the first quarter of 2005. In exchange for this consideration, the employment agreements were conformed to our standard compensation structure for sales professionals and regional executives. Further integration of our existing businesses and businesses we may acquire in the future may result in similar or greater integration expenses, which could negatively affect our financial results. If this were to occur, the price of our common stock could be negatively affected.

Our business, financial condition and/or results may be negatively affected by errors and omissions claims.

We have extensive operations and are subject to claims and litigation in the ordinary course of business resulting from alleged errors and omissions in placing insurance and handling claims. The placement of insurance and the handling of claims involve substantial amounts of money. Since errors and omissions claims against us may allege our potential liability for all or part of the amounts in question, claimants may seek large damage awards and these claims can involve significant defense costs. Errors and omissions could include, for example, our employees or sub-agents failing, whether negligently or intentionally, to place coverage or file claims on behalf of clients, to appropriately and adequately disclose insurer fee arrangements to our clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. It is not always possible to prevent or detect errors and omissions, and the precautions we take may not be effective in all cases.

The coverage limits and the amount of related deductibles of our errors and omissions insurance coverage are established annually based upon our assessment of our errors and omissions exposure, loss experience and the availability and pricing within the marketplace. Our premiums and deductibles associated with the purchase of errors and omission coverages may be higher in certain years because of adverse market conditions for buyers of these coverages. Recently, prices have increased and coverage terms have become far more restrictive because of reduced insurer capacity in the marketplace. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages.

Our business, financial condition and/or results may be negatively affected if in the future our errors and omissions insurance proves to be inadequate or unavailable. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

Competition in our industry is intense and, if we are unable to compete effectively, we may lose clients and our financial results may be negatively affected.

We face competition in both our Insurance Brokerage and Specialized Benefits Services segments. We compete for clients on the basis of reputation, client service, program and product offerings, and the ability to tailor our products and services to the specific needs of a client.

Our client base fluctuates over time as a result of competition in our industry as well as other factors. If we lose one or more of our larger clients and are not able to replace them or otherwise mitigate our loss sufficiently, our financial results could be negatively affected. Additionally, a substantial portion of our business is nonrecurring and must be replaced with new sales each year.

In our Insurance Brokerage segment, competition is intense in all of our business lines and in every insurance market. We believe that most of our competition is from numerous local and regional brokerage firms that focus primarily on middle-market businesses and, to a lesser extent, from larger national brokerage firms. In addition, insurance companies compete with us by directly soliciting clients without the assistance of an independent broker or agent. Weak economic growth, as well as rising P&C insurance rates, as experienced in the recent past, exacerbated these various competitive pressures as some of our customers chose to cut back or eliminate various types of coverage, or chose to seek competitive quotes from other brokers. Additional competitive pressures arise from the entry of new market participants, such as banks, securities firms, accounting firms and other institutions that offer insurance-related products and services.

Our Specialized Benefits Services segment competes with consulting firms, brokers, third-party administrators, producer groups and insurance companies. A number of our competitors offer attractive alternative programs. We believe that most of our competition is from large, diversified financial services organizations that are willing to expend significant resources to enter our markets and from larger competitors that pursue an acquisition or consolidation strategy similar to ours.

We also compete with other brokers and other financial institutions that pursue an acquisition or consolidation strategy similar to ours. These include Arthur J. Gallagher, Brown & Brown and Hilb, Rogal & Hobbs as well as a number of regional banks.

Our high level of indebtedness may put us at a competitive disadvantage relative to insurance brokers and other distributors of financial products and services.

As of December 31, 2004, our total indebtedness of $156.3 million and our total indebtedness measured as a percentage of our total capitalization of 32.3% were higher than those of brokers that we consider to be generally comparable to us, including Arthur J. Gallagher and Brown & Brown. As a result, we may be less able to compete effectively with our peers when acquiring other brokerage operations that are seeking cash purchase consideration versus stock purchase consideration. Additionally, with a lower level of indebtedness, our peers are likely to have greater flexibility to direct cash flow from operations toward hiring additional sales professionals, capital expenditures and other forms of reinvestment in their businesses than we have currently.

Failure to comply with financial covenants in our existing credit facility could cause all or a portion of our debt to become immediately due and payable.

Under our existing credit facility, we must comply with financial covenants which limit our flexibility in responding to changing business and economic conditions.

Amounts due under our existing credit facility and under future debt instruments could become immediately due and payable as a result of our failure to comply with the restrictive covenants they contain, which, in turn, could cause all or a portion of our other debt to become immediately due and payable. Our ability to comply with these provisions in existing or future debt instruments may be affected by events beyond our control.

If we are required to write down goodwill and other intangible assets, our financial condition and results would be negatively affected.

When we acquire a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The purchase price is allocated to tangible and intangible assets and any excess is recorded as goodwill.

Under current accounting standards, if we determine goodwill or intangible assets are impaired, we will be required to write down the value of such assets. Because goodwill and intangible assets comprise such a large percentage of our stockholders’ equity, any such write down would have a significant negative effect on our stockholders’ equity and financial results.

The geographic concentration of our businesses could leave us vulnerable to an economic downturn or regulatory changes in those areas, resulting in a decrease in our revenues.

For the years ended December 31, 2002, 2003 and 2004, our California- and New York-based businesses constituted approximately 30%, 30% and 34%, respectively, of our consolidated revenues. Because our business is concentrated in these two states, the occurrence of adverse economic conditions or an adverse regulatory climate in either California or New York could negatively affect our financial results more than would be the case if our business were more geographically diversified.

Failure to comply with regulations applicable to us could restrict our ability to conduct our business.

We conduct business in a number of states and are subject to comprehensive regulation and supervision by government agencies in many of the states in which we do business. State laws grant supervisory agencies broad administrative powers. Our ability to conduct our business in the states in which we currently operate depends on our compliance with the rules and regulations established by the regulatory authorities in each of these states.

State insurance regulators and the National Association of Insurance Commissioners continually re-examine existing laws and regulations, some of which affect us, including those relating to the licensing of insurance brokers and agents, premium rates, regulating unfair trade and claims practices, and the regulation of the handling and investment of insurance carrier funds held in a fiduciary capacity. These examinations may result in the enactment of insurance-related laws and regulations, or the issuance of interpretations of existing laws and regulations, that adversely affect our business. More restrictive laws, rules or regulations may be adopted in the future that could make compliance more difficult and/or expensive. Specifically, recently adopted federal financial services modernization legislation addressing privacy issues, among other matters, is expected to lead to additional federal regulation of the insurance industry in the coming years, which could result in increased expenses or restrictions on our operations.

In response to perceived excessive cost or inadequacy of available insurance, states have also from time to time created state insurance funds and assigned risk pools, which compete directly, on a subsidized basis, with private insurance providers. We act as agents and brokers for state insurance funds such as those in California, New York and other states in which we operate. These state funds could choose to reduce the sales or brokerage commissions we receive. In addition, these states could enact legislation to reform existing P&C and individual and group health care insurance regulations. If these reductions in commissions or changes in legislation occurred in a state in which we have substantial operations, such as California or New York, they could substantially affect the profitability of our operations in that state or cause us to change our marketing focus.

We depend on our information processing systems. Interruption or loss of our information processing systems could have a material adverse effect on our business.

Our ability to provide administrative services depends on our capacity to store, retrieve, process and manage significant databases and expand and upgrade periodically our information processing capabilities. Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure, or damage caused by fire, tornadoes, lightning, electrical power outage or other disruption could have a material adverse effect on our business, financial condition and results of operations.

Our principal stockholder’s interests in our business may be different than yours and therefore may make decisions that are adverse to your interests.

Capital Z Financial Services Fund II, L.P. and its affiliates (collectively, “Capital Z”) beneficially own approximately 17.5% (as of March 7, 2005) of our voting common stock. In addition, Mr. Robert A. Spass, one of our directors, is a partner of Capital Z. As a result, Capital Z will have the ability to significantly influence matters requiring stockholder approval, including, without limitation, the election of directors, mergers, consolidations and sales of all or substantially all of our assets. Capital Z also may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, this concentration of ownership may have the effect of preventing, discouraging or deferring a change of control, which could depress the market price of our common stock.

Risks Related to Our Common Stock

Possible volatility in the price of our common stock could negatively affect us and our stockholders.

The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results, changes in financial estimates by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of an individual company’s securities, securities class action litigation often has been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of our management’s attention and resources, which could negatively affect our financial results.

We have no plans to pay and are currently precluded from paying unlimited dividends on our common stock.

We have never declared or paid cash dividends on our common stock and presently have no plans to pay any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. In addition, under our existing credit facility we are currently limited in the amount of dividends we can pay. We are also subject to limitations on our ability to repurchase shares of our capital stock. It is likely that future debt we incur will similarly restrict dividend payments and/or share repurchases.

Provisions of Delaware law could delay or prevent a change in control of our company, which could adversely impact the value of our common stock.

Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. This provision in Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference in this prospectus contains forward-looking statements, including statements that are not historical or factual. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this paragraph for purposes of complying with these safe harbor provisions. The forward-looking statements include statements regarding our intent, belief or expectations. You can identify these statements by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “anticipate,” “plan,” “estimate,” “should” and other comparable terms. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments.

Although forward-looking statements reflect our good faith beliefs and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the risks identified under the caption “Risk Factors” above and in the documents incorporated by reference. We undertake no duty to update any of these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of the shares of common stock will go to the selling stockholders. All costs and expenses incurred in connection with the registration under the Securities Act of the offered shares of common stock will be paid by us, other than those fees incurred by the selling stockholders in the preparation of the registration statement or the sale of the shares of common stock. Any brokerage fees and commissions, underwriting discounts, fees and disbursements of legal counsel or other experts for the selling stockholders and share transfer and other taxes attributable to the sale of the offered shares will be paid by the selling stockholders.

SELLING SHAREHOLDERS

We are registering 2,409,034 shares of common stock for resale by the selling stockholders. Following any issuance, the selling stockholders may resell the shares of common stock covered by this prospectus as provided under the section entitled “Plan of Distribution” and in any applicable prospectus supplement.

The following table provides the name of, and the number of shares common stock beneficially owned by, the selling stockholders as of April 29, 2005. We are unaware of when or in what amounts any of the selling stockholders may offer for sale shares of common stock covered by this prospectus, and the selling stockholders may in fact choose not to sell any of such shares. For purposes of the following table, we have assumed that the selling stockholders will sell all of the shares covered by this prospectus.

Names	Number of Common Shares Beneficially Owned Prior to Offering	Number of Common Shares Offered Hereby	Number of Common Shares Beneficially Owned After the Offering	Percentage of Common Shares Beneficially Owned After the Offering
Securitas SGP, LLC (1)	813,085	813,085	0	0%
UBS AG	293,505	293,505	0	0%
Austin Ventures IV-B, L.P. (2)	198,763	198,763	0	0%
Gary R. Griffith	162,524	162,524	0	0%
Lehman Brothers, Inc.	154,015	154,015	0	0%
Mellon Ventures, Inc. (2)	154,012	154,012	0	0%
Capital Resource Lenders	137,615	137,615	0	0%
Austin Ventures IV-A, L.P. (2)	94,741	94,741	0	0%
David L. Bowlin	56,362	56,362	0	0%
Benfield Blanch	48,786	48,786	0	0%
C. Jeff Pan	40,550	40,550	0	0%
Federal Insurance Company	28,038	28,038	0	0%
Arthur and Claudine Poirier Singer	21,787	21,787	0	0%
John W. Wagner	21,136	21,136	0	0%
Jeffrey J. Haynes	19,989	19,989	0	0%
William H. Pitts, Jr.	13,552	13,552	0	0%
Deborah A. Rogister	11,925	11,925	0	0%
Alison J. Renner	7,829	7,829	0	0%
Ronald Reshefsky	7,530	7,530	0	0%
Wesley G. Justyn	6,948	6,948	0	0%
Paul Halley	6,940	6,940	0	0%
Gary H. Morris	5,743	5,743	0	0%
Anchor Stone Co.	5,171	5,171	0	0%
Gerald V. Wright	5,127	5,127	0	0%
Daryll Martin	5,088	5,088	0	0%
Brian J. Rogers	4,989	4,989	0	0%
J. Marshall Huling	4,756	4,756	0	0%
Stephanie D. Bowman	4,509	4,509	0	0%
Don W. Stewart	4,508	4,508	0	0%
Jess M. Alonso	4,362	4,362	0	0%
Todd L. Young	4,238	4,238	0	0%
Larry L. Lindley	4,032	4,032	0	0%
Herbert R. Heard	3,879	3,879	0	0%
Robbie Broz	3,666	3,666	0	0%
Thomas A. Vinciguerra, Jr.	3,541	3,541	0	0%
James H. Levine	3,215	3,215	0	0%
Howard Aberman	2,945	2,945	0	0%
Kenneth D. Paylor	2,809	2,809	0	0%

Names	Number of Common Shares Beneficially Owned Prior to Offering	Number of Common Shares Offered Hereby	Number of Common Shares Beneficially Owned After the Offering	Percentage of Common Shares Beneficially Owned After the Offering
Perry W. Smith	2,603	2,603	0	0%
Robert H. Wellington, III	2,560	2,560	0	0%
Jim D. Fraley	2,424	2,424	0	0%
James O. Schnell	2,413	2,413	0	0%
Richard J. Leonard	2,159	2,159	0	0%
Ricky L. Warner	2,044	2,044	0	0%
Steve W. Shumake	1,991	1,991	0	0%
Barry D. Montgomery	1,859	1,859	0	0%
Steven C. Barnett	1,709	1,709	0	0%
James R. Parry, Sr.	1,683	1,683	0	0%
George M. Moreland, III	1,674	1,674	0	0%
Mark A. Menicucci	1,555	1,555	0	0%
William C. Gompers	1,406	1,406	0	0%
Toni B. Erickson	1,338	1,338	0	0%
Alison J. Renner Rev. Trust	1,301	1,301	0	0%
Kenneth K. Brimer, Jr.	1,164	1,164	0	0%
Ronald G. Compton	989	989	0	0%
Bruce A. Baker	942	942	0	0%
Susan L. Cunningham	880	880	0	0%
Joseph R. Wiedemann	831	831	0	0%
Robert M. Master	730	730	0	0%
The Hayes and Kay Pitts Family Trust	651	651	0	0%
Charles Alan Smith	638	638	0	0%
Gary Gregory	581	581	0	0%
John Bernie Tillotson	449	449	0	0%
Sheila C. Fenster	122	122	0	0%
Carla Fulton	105	105	0	0%
Wesley Morgan Pitts	23	23	0	0%

(1)	This selling stockholder is subject to a lock-up agreement, pursuant to which 50 percent of this selling stockholder’s shares being registered under this registration statement may not be sold until at least 180 days after February 3, 2005.

(2)	This selling stockholder is subject to a lock-up agreement, pursuant to which all of this selling stockholder’s shares being registered under this registration statement may not be sold until at least 180 days after February 3, 2005.

All of the selling stockholders either were shareholders of Summit or DWP at the time such acquisitions were consummated or have purchased their shares through such persons. In addition, other than Securitas SGP, LLC, Austin Ventures IV-B, L.P., Austin Ventures IV-A, L.P., Mellon Ventures, Inc., Lehman Brothers, Inc., UBS AG, Capital Resource Lenders, Benfield Blanch and Federal Insurance Company, all of the selling stockholders were either former employees of Summit or DWP or are current employees of USI. Upon consummation of the Summit acquisition, Mr. C. Jeff Pan became our Senior Vice President, Business Transformation.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144, Rule 144A or any other available exemption under the Securities Act of 1933, as amended, rather than under this prospectus.

Subject to applicable securities laws, the selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

If required, the specific securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We have agreed to pay the costs and expenses incident to the registration of the resale of the securities covered by this prospectus, other than those fees incurred by the selling stockholders in the preparation of the registration statement or the sale of the shares of common stock. Any brokerage fees and commissions, underwriting discounts, fees and disbursements of legal counsel or other experts for the selling stockholders and share transfer and other taxes attributable to the sale of the offered shares will be paid by the selling stockholders.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker, dealer or agent regarding the sale of the securities covered by this prospectus. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will, if required, file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, and By-laws contain provisions to indemnify our directors and officers against liability incurred by them as a result of their services as directors and officers. We have been informed that in the opinion of the Securities and Exchange Commission, our indemnification of our directors, officers or controlling persons for liabilities arising under the Securities Act of 1933, as amended, is against public policy as expressed in the Securities Act, and therefore is unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion because of a material weakness) incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

The consolidated financial statements of U.S.I. Holdings Corporation for the year ended December 31, 2002, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference elsewhere herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

USI files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Rooms by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including U.S.I. Holdings Corporation, that file electronically with the SEC. The address of that site is http://www.sec.gov. Further, you may inspect reports, proxy statements and other information concerning U.S.I. Holdings Corporation at the offices of the Nasdaq National Market, which are located at 9801 Washington Blvd., Gaithersburg, MD 20878.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will be deemed to automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and which are considered part of this prospectus, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. We also incorporate by reference any filings made under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement. These filings contain important information about us and any information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents:

Report Filed	Date of Filing
Annual Report on Form 10-K for the year ended December 31, 2004 of U.S.I. Holdings Corporation	Filed on March 25, 2005
Current Report on Form 8-K of U.S.I. Holdings Corporation	Filed on April 12, 2005
Current Report on Form 8-K of U.S.I. Holdings Corporation	Filed on April 5, 2005
Current Report on Form 8-K of U.S.I. Holdings Corporation	Filed on March 8, 2005
Current Report on Form 8-K of U.S.I. Holdings Corporation	Filed on February 25, 2005
Current Report on Form 8-K of U.S.I. Holdings Corporation	Filed on February 9, 2005
Current Report on Form 8-K of U.S.I. Holdings Corporation	Filed on January 18, 2005
Registration Statement on Form 8-A of U.S.I. Holdings Corporation	Filed on October 17, 2002

You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference in this document by writing us at the following address or calling us at the telephone number listed below:

U.S.I. HOLDINGS CORPORATION

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, NY 10510

Attention: General Counsel

Telephone: (914) 749-8500

We also maintain a web site at http://www.usi.biz through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

PROSPECTUS

U.S.I. HOLDINGS CORPORATION

2,409,034 Shares of Common Stock

April         , 2005

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the shares of common stock, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$3,153
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$5,000
Miscellaneous	$1,847	*

Total	$25,000

*	Estimated in connection with the registration of the shares of common stock for resale.

Item 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances for liabilities (including reimbursement of expense incurred) arising under the Securities Act.

The Registrant’s restated certificate of incorporation (the “Certificate”) provides that to the fullest extent permitted by Delaware law or another applicable law, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate is to eliminate the rights of the Registrant and its stockholders (through stockholders’ derivative suits on behalf of the company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, the Registrant’s restated By-laws (the “By-laws”) provide that the Registrant shall indemnify its directors, officers and employees to the fullest extent permitted by applicable law.

The By-laws provide that the Registrant may indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Registrant pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16.	EXHIBITS

Exhibit No.	Description
4.7*	Shareholders’ and Warrantholders’ Agreement among U.S.I. Holdings Corporation and the parties signatory thereto dated as of September 17, 1999.

4.8*	Amendment to Shareholders’ and Warrantholders’ Agreement among U.S.I. Holdings Corporation and the parties signatory thereto dated as of December 27, 2001.

5.1	Opinion of Pepper Hamilton LLP regarding the validity of securities being registered.

10.1**	Agreement and Plan of Merger by and among USI, SGP Acquisition Sub, Inc., Summit and certain stockholders of Summit.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3***	Consent of Pepper Hamilton LLP

24****	Power of Attorney

*	Incorporated by reference to the Exhibits filed with U.S.I. Holdings Corporation’s Registration Statement on Form S-1, filed on April 30, 2002 (File No. 3330-87258).

**	Incorporated by reference to Exhibit 2.1 filed with USI’s Current Report on Form 8-K dated January 12, 2005 (Commission file number 000-50041).

***	Contained in Exhibit 5.1.

****	Included on signature page to this registration statement.

Item 17.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Briarcliff Manor, New York on April 29, 2005.

U.S.I. HOLDINGS CORPORATION

By:	/s/ David L. Eslick
David L. Eslick
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David L. Eslick and Robert S. Schneider, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on April 29, 2005, in the capacities indicated.

Signature	Title

/s/ David L. Eslick David L. Eslick	President and Chief Executive Officer (Principal Executive Officer)

/s/ Robert S. Schneider Robert S. Schneider	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Ronald E. Frieden Ronald E. Frieden	Director

/s/ Richard M. Haverland Richard M. Haverland	Director

/s/ Thomas A. Hayes Thomas A. Hayes	Director

/s/ L. Ben Lytle L. Ben Lytle	Director

/s/ Robert A. Spass Robert A. Spass	Director

/s/ Robert F. Wright Robert F. Wright	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.7*	Shareholders’ and Warrantholders’ Agreement

4.8*	Amendment to Shareholders’ and Warrantholders’ Agreement

5.1	Opinion of Pepper Hamilton LLP

10.1**	Agreement and Plan of Merger

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3***	Consent of Pepper Hamilton LLP

24****	Power of Attorney

*	Incorporated by reference to the Exhibits filed with U.S.I. Holdings Corporation’s Registration Statement on Form S-1, filed on April 30, 2002 (File No. 3330-87258).

**	Incorporated by reference to Exhibit 2.1 filed with USI’s Current Report on Form 8-K dated January 12, 2005 (Commission file number 000-50041).

***	Contained in Exhibit 5.1.

****	Included on signature page to this registration statement.